Exhibit 99.1

Sterling Financial Corporation Announces Special Cash Dividend and Accelerated Payment Date for Regular Quarterly Cash Dividend

Spokane, Wash. (December 12, , 2012) – Sterling Financial Corporation (NASDAQ:STSA) (the “Company”) today announced that its Board of Directors (“Board”) has authorized the declaration of a special cash dividend of $0.35 per common share payable on December 28, 2012 to shareholders of record as of December 21, 2012. In addition, the Board has authorized the accelerated payment of the regular quarterly cash dividend of $0.15 per common share that would have otherwise been declared and paid during the first quarter of 2013. The record and payable dates for this regular cash dividend will be the same as for the special cash dividend.

“The declaration of the special dividend and acceleration of the first quarter regular dividend were carefully considered in conjunction with our ongoing capital management process and in light of expected changes in tax rates applicable to cash dividends,” remarked Greg Seibly, President and Chief Executive Officer.

About Sterling Financial Corporation

Sterling Financial Corporation (NASDAQ:STSA) of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a Washington state chartered and federally insured commercial bank. Sterling Savings Bank does business as Sterling Bank and Sonoma Bank (in California). Sterling offers banking products and services, mortgage lending, and trust and investment products to individuals, small businesses, corporations and other commercial organizations. As of Sept. 30, 2012, Sterling had assets of $9.47 billion and operated depository branches in Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.bankwithsterling.com.

Sterling media contact
Cara Coon
(509) 626-5348
cara.coon@bankwithsterling.com

Investor contact
Patrick Rusnak
(509) 227-0961
patrick.rusnak@bankwithsterling.com